Exhibit 99.1

NEWS
RELEASE

2009-12

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL REPORTS THIRD QUARTER 2009 RESULTS

HOUSTON, TEXAS, November 5, 2009 – Frontier Oil Corporation (NYSE: FTO) today announced a quarterly net loss of $15.1 million, or $0.15 per share, for the quarter ended September 30, 2009, compared to net income of $72.3 million, or $0.70 per diluted share, for the quarter ended September 30, 2008.  The third quarter 2009 results included an after-tax inventory gain of $8.6 million, or $0.08 per share, and an after-tax hedging gain of $2.6 million, or $0.03 per share, compared to an after-tax inventory loss of $77.5 million, or $0.75 per diluted share, and an after-tax hedging gain of $64.5 million, or $0.62 per diluted share, for the comparable period in 2008.   The third quarter results also included an accrual of a potential $6.8 million penalty assessed by the Environmental Protection Agency related to waste and wastewater handling at the Cheyenne refinery.

For the nine months ended September 30, 2009, net income totaled $108.2 million, or $1.03 per diluted share, compared to net income of $177.6 million, or $1.71 per diluted share, for the comparable period in 2008.  The results for the first nine months of 2009 included an after-tax inventory gain of $108.5 million, or $1.04 per diluted share, and an after-tax hedging loss of $2.0 million, or $0.02 per diluted share.  The results for the comparable nine months of 2008 included an after-tax inventory gain of $87.8 million, or $0.85 per diluted share, and an after-tax hedging loss of $24.7 million, or $0.24 per diluted share.

Refined product margins remained depressed during the third quarter due to continued weak demand and sustained high inventory levels, particularly distillates.  Frontier’s diesel crack spread averaged $7.94 per barrel in the third quarter of 2009, compared to $26.76 per barrel in the third quarter of 2008 and $6.28 per barrel in the second quarter of 2009.  Frontier’s gasoline crack spread averaged $7.92 per barrel in the third quarter of 2009, down from $9.42 per barrel in the third quarter of 2008 and $10.85 per barrel in the second quarter of 2009.

Crude differentials improved modestly during the third quarter compared to the second quarter, though still lower than the comparable period of 2008, partially due to strength in the asphalt markets.  The light/heavy crude oil differential averaged $6.34 per barrel in the third quarter of 2009, compared to $14.10 per barrel in the third  quarter of 2008 and $4.53 per barrel in the second quarter of 2009.  The WTI/WTS differential averaged $1.62 per barrel in the third quarter of 2009, compared to $2.77 per barrel in the third quarter of 2008 and $1.02 per barrel in the second quarter of 2009.

Frontier’s total charges for the third quarter of 2009 averaged 177,741 barrels per day (“bpd”), up from an average of 173,954 bpd in the third quarter of 2008 mainly due to the planned coker shutdown in El Dorado during the third quarter of last year.  For the fourth quarter of 2009, charge rates are expected to decrease to an average of 136,000 bpd due to the planned maintenance on the FCCU and gasoil hydrotreater at El Dorado.

Frontier’s President and CEO, Mike Jennings, commented, “This period of low refining margins continues to challenge domestic refiners, evidenced by recent capacity exiting the system.  For Frontier, the balance sheet strength provides endurance, but reporting a quarterly loss is always a disappointment.  While many market factors in this economy are beyond our control, we are taking action to improve those within our control.   We have launched an initiative at the Cheyenne refinery to improve refining margins.  We are working to achieve this initiative through a combination of cost reductions and projects aimed at energy efficiency, yield improvements, and crude flexibility.”

For the three months ended September 30, 2009, Frontier generated $21.7 million in cash flow before changes in working capital (note 2), invested $44.9 million in capital expenditures, and paid $6.4 million in dividends during the quarter.    As of September 30, 2009, Frontier maintained a cash balance of $487.3 million, which exceeded debt by $139.9 million, and had $720.6 million of working capital.  In addition, there were no cash borrowings under the Company’s revolving credit facility, which had $339.1 million of borrowing base availability at quarter end.

Conference Call

A conference call is scheduled for today, November 5, 2009, at 10:00 a.m. central time to discuss the financial results.  To access the call, which is open to the public, please dial (800) 446-1671 (international callers (847) 413-3362), confirmation number 25516509.  A recorded replay of the call may be heard through November 19, 2009 by dialing (888) 843-8996 (international callers (630) 652-3044), passcode 25516509.  In addition, the real-time conference call and a recorded replay will be available via webcast by registering from the Investor Relations page of our website www.frontieroil.com.

Frontier operates a 130,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

10000 Memorial Drive, Suite 600   Houston, Texas 77024-3411   (713) 688-9600   Fax (713) 688-0616

FRONTIER OIL CORPORATION

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
INCOME STATEMENT DATA ($000s except per share)
Revenues	$3,148,674	$5,150,641	$1,200,582	$2,198,302
Raw material, freight and other costs	2,631,548	4,565,992	1,097,559	1,991,966
Refining operating expenses, excluding depreciation	232,175	244,861	83,701	76,267
Selling and general expenses, excluding depreciation	38,937	32,379	13,650	9,876
Gain on sale of assets	-	(44)	-	-
Operating income before depreciation	246,014	307,453	5,672	120,193
Depreciation, amortization and accretion	54,226	48,072	18,099	16,635
Operating income (loss)	191,788	259,381	(12,427)	103,558
Interest expense and other financing costs	21,046	7,043	6,709	2,480
Interest and investment income	(1,948)	(4,691)	(661)	(1,056)
Provision (benefit) for income taxes	64,517	79,421	(3,348)	29,811
Net income (loss)	$108,173	$177,608	$(15,127)	$72,323
Diluted (basic) earnings per share of common stock	$1.03	$1.71	$(0.15)	$0.70
Average diluted shares outstanding (000s)	104,688	103,785	103,747	103,920

OTHER FINANCIAL DATA ($000s)
Adjusted EBITDA (1)	$246,014	$307,453	$5,672	$120,193
Cash flow before changes in working capital (2)	209,467	233,648	21,704	95,707
Changes in working capital from operations	(62,401)	(13,258)	28,618	4,904
Net cash provided by operating activities	147,066	220,390	50,322	100,611
Net cash used in investing activities	(121,574)	(167,674)	(44,865)	(45,198)
Net cash provided by (used in) financing activities	(21,710)	113,913	(6,500)	187,375

OPERATIONS
Consolidated
Operations (bpd)
Total charges	180,439	153,857	177,741	173,954
Gasoline yields	83,809	72,508	84,913	78,755
Diesel yields	70,649	53,205	67,167	66,424
Total sales	182,890	157,782	178,163	177,219

Refinery operating margins information ($ per bbl)
Refined products revenue	$63.03	$119.91	$73.02	$128.47
Raw material, freight and other costs	52.71	105.62	66.96	122.18
Refinery operating expenses, excluding depreciation	4.65	5.66	5.11	4.68
Depreciation, amortization and accretion	1.08	1.11	1.10	1.02

Cheyenne Refinery light/heavy crude oil differential ($ per bbl)	$5.96	$17.64	$7.11	$14.02
WTI/WTS differential ($ per bbl)	1.44	4.13	1.62	2.77
El Dorado Refinery light/heavy crude oil differential ($ per bbl)	5.71	19.15	5.69	14.33

BALANCE SHEET DATA ($000s)	At September 30, 2009		At December 31, 2008
Cash, including cash equivalents (a)		$487,314		$483,532
Working capital		720,571		651,352
Short-term and current debt (b)		-		-
Total long-term debt (c)		347,416		347,220
Shareholders' equity (d)		1,150,111		1,051,140
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-13.8%		-14.9%

10000 Memorial Drive, Suite 600   Houston, Texas 77024-3411   (713) 688-9600   Fax (713) 688-0616

(1)
Adjusted EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, accretion and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the Adjusted EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company.  Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies.  Adjusted EBITDA is presented here because the Company believes it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures.  Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s Adjusted EBITDA for the nine months and three months ended September 30, 2009 and 2008 is reconciled to net income as follows:

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net income (loss)	$108,173	$177,608	$(15,127)	$72,323
Add provision (benefit) for income taxes	64,517	79,421	(3,348)	29,811
Add interest expense and other financing costs	21,046	7,043	6,709	2,480
Subtract interest and investment income	(1,948)	(4,691)	(661)	(1,056)
Add depreciation, amortization and accretion	54,226	48,072	18,099	16,635
Adjusted EBITDA	$246,014	$307,453	$5,672	$120,193

(2)
Cash flow before changes in working capital represents cash flow excluding the effects of changes to cash flow related to changes in working capital.  Cash flow before changes in working capital is not a calculation based upon generally accepted accounting principles; however, the amounts included in the cash flow before changes in working capital calculation are derived from amounts included in the consolidated financial statements of the Company.  Cash flow before changes in working capital is presented here because the Company believes it enhances an investor’s understanding of Frontier’s cash flow irrespective of the cash used in or provided by the working capital accounts.  Frontier’s cash flow before changes in working capital for the nine months and three months ended September 30, 2009 and 2008 is reconciled to net income as follows:

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income (loss)	$108,173	$177,608	$(15,127)	$72,323
Depreciation, amortization and accretion	69,194	61,082	23,153	21,296
Deferred income taxes	12,097	15,684	7,284	2,214
Stock-based compensation expense	15,193	13,736	4,440	3,934
Excess income tax benefits of stock-based compensation	(227)	(4,201)	(76)	(266)
Amortization of debt issuance costs	1,117	603	373	260
Senior notes discount amortization	196	8	67	8
Allowance for investment loss and bad debts	500	411	-	411
Gain on sales of assets	-	(44)	-	-
Amortization of long-term prepaid insurance	-	909	-	303
Increase (decrease) in other long-term liabilities	11,357	(1,331)	8,467	(3,219)
Changes in deferred turnaround costs, deferred catalyst costs and other	(8,133)	(30,817)	(6,877)	(1,557)
Cash flow before changes in working capital	209,467	233,648	21,704	95,707
Changes in working capital from operations	(62,401)	(13,258)	28,618	4,904
Net cash provided by operating activities	$147,066	$220,390	$50,322	$100,611

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